EXHIBIT 11.1

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                  WESTERN MICRO TECHNOLOGY, INC. AND SUBSIDIARY

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (In thousands, except per share amounts)
                                   (Unaudited)


                                           For the Three Months                      For the Nine Months
                                            Ended September 30,                      Ended September 30,
                                    ------------------------------------     -------------------------------------
                                         1996                 1995                1996                1995
                                    ----------------    ----------------     ---------------     ----------------

Weighted average shares
  outstanding for the period                   4,231               3,706               4,206                3,706

Dilutive effect of stock options
  at average market price                        245                  42                 249                   --
                                    ----------------    ----------------     ---------------     ----------------

Average shares for computing
  primary net income (loss)
  per share                                    4,476               3,748               4,455                3,706

Adjustment for dilutive effect
  of stock options at ending
  market price                                    53                  44                  48                   --
                                    ----------------    ----------------     ---------------     ----------------

Average shares for computing
  fully diluted net income
  (loss) per share                             4,529               3,792               4,503                3,706
                                    ----------------    ----------------     ---------------     ----------------

Net income (loss)                   $            643    $            130     $         1,500     $         (5,405)
                                    ================    ================     ===============     ================

Net income (loss) per common share:

  Net income (loss) per primary
    share                           $           0.14    $           0.03     $          0.34     $         (1.46)
                                    ================    ================     ===============     ===============

  Net income (loss) per fully
    diluted share                   $           0.14    $           0.03     $          0.33     $         (1.46)
                                    ================    ================     ===============     ===============

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